EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports Fourth Quarter 2015 Net Income of $33 million, or $0.44 per Diluted Share

Company makes continued progress in successfully executing business plan

Key Q4 Highlights

•	Net interest income grew 4 percent from third quarter 2015, driven by a 5 percent increase in earning assets

•	Gain on loan sales fell $22 million, or 32 percent, from prior quarter due to seasonal factors and TILA-RESPA Integrated Disclosure ("TRID")

•	Net charge-offs and consumer delinquencies improved on solid credit performance

•	Tier 1 leverage ratio remained strong at 11.5 percent

TROY, Mich. January 26, 2016 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported fourth quarter 2015 net income of $33 million, or $0.44 per diluted share, as compared to $47 million in the third quarter 2015, or $0.69 per diluted share, and net income of $11 million in the fourth quarter 2014, or $0.07 per diluted share. The full year 2015 net income was $158 million, or $2.24 per diluted share, as compared to a full year 2014 net loss of $70 million, or $1.72 loss per diluted share.

"Flagstar had a very good year in 2015, posting the highest level of pre-tax income since 2003," said Alessandro P. DiNello, president and chief executive officer of Flagstar Bancorp, Inc. "We made continued progress in the fourth quarter, generating higher net interest income through solid growth in earning assets and maintaining a clean credit profile."

"As we expected, our mortgage revenues were seasonally lower. We were also impacted by TRID. The Company took a careful approach with the implementation of TRID, taking greater control in creating and delivering disclosure documents. Given our predominantly third party business model, we experienced more of an impact than other bank originators. We are taking steps to address this issue while building market share in our distributed and direct-to-consumer retail channels."

"We look forward to 2016. Despite the economic uncertainties created by Fed tightening and the regulatory challenges the industry faces, we like our position. We have a solid business plan, a strong balance sheet, a more profitable and diversified business mix and the team we want. We continue to grow our businesses, our regulatory relationships are strong and we remain confident we will move toward optimizing our capital structure in 2016 with the expected redemption of our TARP preferred and the restoration of interest payments on our Trust Preferred securities."

Fourth Quarter 2015 Highlights:

Income Statement Highlights
	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(Dollars in millions)
Consolidated Statements of Income
Net interest income	$76	$73	$73	$65	$61
(Benefit) provision for loan losses	(1)	(1)	(13)	(4)	5
Noninterest income	97	128	126	119	98
Noninterest expense	129	131	138	138	139
Income before income taxes	45	71	74	50	15
Provision for income taxes	12	24	28	18	4
Net income	$33	$47	$46	$32	$11

Income per share:
Basic	$0.45	$0.70	$0.69	$0.43	$0.07
Diluted	$0.44	$0.69	$0.68	$0.43	$0.07

Key Ratios
	Three Months Ended					Change (bps)
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	Seq	Yr/Yr
Net interest margin	2.69%	2.75%	2.79%	2.75%	2.80%	(6)	(11)
Return on average assets	1.0%	1.5%	1.6%	1.2%	0.4%	(50)	60
Return on average equity	8.6%	12.4%	12.7%	8.9%	3.2%	(380)	540

Balance Sheet Highlights
	Three Months Ended					% Change
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet
Average interest-earning assets	$11,240	$10,693	$10,367	$9,422	$8,725	5%	29%
Average loans held-for-sale	2,484	2,200	2,218	1,842	1,687	13%	47%
Average loans held-for-investment	5,642	5,412	4,938	4,293	4,031	4%	40%
Average total deposits	8,132	8,260	7,736	7,368	7,146	(2)%	14%

Net Interest Income

Fourth quarter 2015 net interest income increased $3 million, or 4 percent, to $76 million, compared to $73 million for the third quarter 2015. The results were led by earning asset growth of 5 percent, partially offset by a slight drop in net interest margin.

Net interest margin decreased 6 basis points to 2.69 percent for the fourth quarter 2015, as compared to 2.75 percent for the third quarter 2015. The decrease from the prior quarter was primarily driven by a lower yield on mortgage loans and loans repurchased with government guarantees, partially offset by lower funding costs on FHLB advances. The net interest margin was also negatively impacted by a seasonal decline in company-controlled deposits due to tax payments.

Average loans held-for-investment totaled $5.6 billion for the fourth quarter 2015, increasing $230 million, or 4 percent, compared to the third quarter 2015. The increase was driven by higher commercial real estate and mortgage loans. Average commercial real estate loans grew $115 million, or 17 percent, and average residential mortgage loans rose $77 million, or 3 percent.

Average total deposits were $8.1 billion in the fourth quarter 2015, decreasing $128 million, or 2 percent, from the prior quarter. The decline was led by a seasonal drop in company-controlled deposits, partially offset by an increase in government and retail deposits. Average company-controlled deposits decreased $244 million, or 16 percent, due to tax payments. Average government deposits rose $49 million, or 5 percent, due to seasonal increases. Average retail deposits increased $67 million, or 1 percent, led by a 4 percent increase in demand deposits.

Provision for Loan Losses

The Company experienced a provision benefit in the fourth quarter 2015, resulting primarily from the full payoff of a commercial loan. The benefit for loan losses totaled $1 million for the fourth quarter 2015, unchanged from a benefit of $1 million for the third quarter 2015.

Net charge-offs in the fourth quarter 2015 were $9 million, or 0.62 percent of applicable loans, compared to $24 million, or 1.84 percent of applicable loans in the prior quarter. The fourth quarter 2015 amount included $2 million of net charge-offs associated with the sale of $11 million (unpaid principal balance) of nonperforming loans. The third quarter 2015 amount included $16 million of net charge-offs associated with the sale of $233 million (unpaid principal balance) of interest-only and lower performing loans. Excluding loan sales or transfers in both quarters, net charge-offs in the fourth quarter 2015 were $7 million, or 0.51 percent of applicable loans, compared to $8 million, or 0.61 percent of applicable loans in the prior quarter.

Noninterest Income

Fourth quarter 2015 noninterest income decreased $31 million, or 24 percent, to $97 million, as compared to $128 million for the third quarter 2015. The fourth quarter 2015 results were led by lower net gain on loan sales, a decline in loan fees and charges and a reduced net return on the mortgage servicing asset.

Fourth quarter 2015 net gain on loan sales decreased $22 million, or 32 percent, to $46 million, as compared to $68 million for the third quarter 2015, due to seasonal factors and the impact of TRID. In the fourth quarter 2015, fallout-adjusted locks decreased 23 percent to $5.0 billion. The Company took a careful approach with TRID implementation, taking greater control in creating and delivering disclosure documents. It experienced more of an impact than other bank originators due to its third party business model. The net gain on loan sale margin fell 13 basis points to 0.92 percent for the fourth quarter 2015, as compared to 1.05 percent for the third quarter 2015, led by price competition. The Company has initiated a plan to address its volume levels and continues to build a stronger distributed and direct-to-consumer retail business.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	Seq	Yr/Yr
	(Dollars in millions)
GOS margin (change in bps) (1)	0.92%	1.05%	1.21%	1.27%	0.87%	(13)	5
Gain on loan sales	$46	$68	$83	$91	$53	(32)%	(13)%
Mortgage rate lock commitments (fallout-adjusted) (2)	$5,027	$6,495	$6,804	$7,185	$6,156	(23)%	(18)%
Residential loans serviced (number of accounts - 000's) (3)	361	369	378	385	383	(2)%	(6)%
Capitalized value of mortgage servicing rights	1.13%	1.12%	1.15%	1.03%	1.01%	1	12
(1) Gain on sale margin is based on net gain on loan sales to fallout-adjusted mortgage rate lock commitments.
(2) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(3) Includes serviced for own loan portfolio, serviced for others and subserviced for others loans.

Loan fees and charges fell to $14 million for the fourth quarter 2015, as compared to $17 million in the third quarter 2015. The decrease primarily reflected lower mortgage closings.

Net return on the mortgage servicing asset (including the impact of economic hedges) fell to $9 million for the fourth quarter 2015, as compared to $12 million for the third quarter 2015. The decrease from the prior quarter primarily reflected a smaller impact from the collection of contingencies held back by the purchaser relating to MSR sales in prior periods. Excluding the impact of net transaction costs, the return on the mortgage servicing asset was 11 percent, which was consistent with the prior quarter. The return in the fourth quarter 2015 was better than the Company's long-term return target as it benefited from slower prepayments and positive economic hedging results.

Noninterest Expense

Noninterest expense decreased $2 million, or 2 percent, to $129 million for the fourth quarter 2015, as compared to $131 million for the third quarter 2015. The fourth quarter 2015 results were driven by lower commissions and loan processing expense related to decreased business activity and lower federal insurance premiums, partially offset by higher asset resolution expense.

Commissions were $8 million for the fourth quarter 2015, as compared to $10 million for the third quarter 2015. The $2 million decrease in the fourth quarter 2015 was primarily attributable to lower mortgage closings.

Fourth quarter 2015 asset resolution expense was $2 million higher than third quarter 2015. The prior quarter reflected a benefit for reimbursements. The low level of asset resolution expense in the fourth quarter 2015 reflected the Company's success in de-risking the balance sheet.

Federal insurance premiums were $5 million for the fourth quarter 2015, as compared to $6 million for the third quarter 2015, reflecting the Company's improved risk profile.

Loan processing expense was $12 million for the fourth quarter 2015, as compared to $14 million for the third quarter 2015. The $2 million decline in the current quarter was primarily attributable to lower mortgage closings.

Income Taxes

The fourth quarter 2015 provision for income taxes totaled $12 million, as compared to $24 million in the third quarter 2015. The effective tax rate in the fourth quarter 2015 was 27 percent, as compared to 34 percent in the third quarter 2015. The decline in the marginal tax rate in the fourth quarter 2015 resulted primarily from benefits associated with state income taxes.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	3.0%	3.7%	4.3%	5.7%	7.0%	(70)	(400)
Charge-offs, net of recoveries	$9	$24	$18	$41	$9	(63)%	—%
Charge-offs, net of recoveries, adjusted (1)	$7	$8	$3	$5	$6	(13)%	17%
Total nonperforming loans held-for-investment	$66	$63	$65	$84	$120	5%	(45)%
Net charge-off ratio (annualized)	0.62%	1.84%	1.49%	3.97%	0.91%	(122)	(29)
Net charge-off ratio, adjusted (annualized) (1)	0.51%	0.61%	0.26%	0.45%	0.60%	(10)	(9)
Nonperforming loans to LHFI	1.05%	1.15%	1.22%	1.81%	2.71%	(10)	(166)
(1) Excludes charge-offs of $2 million, $16 million, $15 million, $36 million and $3 million related to the sale or transfer of nonperforming loans and TDRs during the three months ended December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015, and December 31, 2014, respectively.

The allowance for loan losses was $187 million at December 31, 2015, covering 3.0 percent of loans held-for-investment. The allowance for loan losses was $197 million at September 30, 2015, covering 3.7 percent of loans held-for-investment. The decrease in the allowance for loan losses in the fourth quarter 2015 was largely due to charge-offs of residential mortgages, the sale of nonperforming loans and the addition of higher credit quality loans to the portfolio.

Fourth quarter 2015 net charge-offs were $9 million, representing 0.62 percent of applicable loans. This represented a decrease of $15 million from the third quarter 2015 net charge-offs of $24 million, or 1.84 percent of applicable loans. Excluding loan sales or transfers in both quarters, net charge-offs in the fourth quarter 2015 were $7 million, or 0.51 percent, compared to $8 million, or 0.61 percent in the prior quarter. Fourth quarter 2015 net charge-offs included $3 million of loans with government guarantees. The remaining $4 million of charge-offs accounted for 0.29 percent of applicable loans.

Nonperforming loans increased to $66 million at December 31, 2015 from $63 million at September 30, 2015. The ratio of nonperforming loans to loans held-for-investment decreased to 1.05 percent at December 31, 2015 from 1.15 percent at September 30, 2015. At December 31, 2015, consumer loan delinquencies (30-89 days past due) totaled $14 million, or 38 basis points, a decrease of 25 basis points from September 30, 2015 and a decrease of 129 basis points from the same period last year. There were no commercial loan delinquencies (30-89 days past due) at December 31, 2015.

Capital

Capital Ratios (Bancorp) (1)	Three Months Ended					Change (% / bps)
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	Seq	Yr/Yr
Total capital	20.28%	21.64%	21.30%	22.61%	24.12%	(136)	(384)
Tier 1 capital	18.98%	20.32%	19.97%	21.26%	22.81%	(134)	(383)
Tier 1 leverage	11.51%	11.65%	11.47%	12.02%	12.59%	(14)	(108)
Mortgage servicing rights to Tier 1 capital	20.63%	21.12%	24.20%	22.20%	21.80%	(49)	(117)
Book value per common share (change in percent)	$22.33	$21.91	$20.98	$20.43	$19.64	2%	14%
(1) On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior.

The Company's regulatory capital ratios remain well above current regulatory quantitative guidelines for "well-capitalized" institutions. At December 31, 2015, the Company had a Tier 1 leverage ratio of 11.51 percent, as compared to 11.65 percent at September 30, 2015. The decrease in the ratio resulted from the deployment of capital for balance sheet growth. At December 31, 2015, the Company had a common equity-to-assets ratio of 9.20 percent.

Earnings Conference Call

As previously announced, the Company's fourth quarter 2015 earnings call will be held Tuesday, January 26, 2016 at 11 a.m. (ET).

To join the call, please dial (877) 780-3381 toll free or (719) 457-2621, and use passcode 4668782. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode 4668782.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com.
It will be archived on that site and will be available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $13.7 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, the largest bank headquartered in Michigan, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 10 retail centers in nine states. Flagstar is the 10th largest national originator of mortgage loans and a top 20 mortgage servicer, handling payments and record keeping for over $72.5 billion home loans for over 360,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release includes non-GAAP financial measures such as the ratio of total nonperforming assets to Tier 1 capital (to adjusted total assets) and estimated Basel III ratios. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To mitigate these limitations, there are practices in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that the Company's performance is properly reflected to facilitate consistent period-to-period comparisons. Although the Company believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for those financial measures prepared in accordance with GAAP.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, conference call slides, or the Form 8-K related to this press release. Additional discussion of the use of non-GAAP measures can also be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)

	December 31, 2015	September 30, 2015	December 31, 2014
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents
Cash	$54	$65	$47
Interest-earning deposits	154	130	89
Total cash and cash equivalents	208	195	136
Investment securities available-for-sale	1,294	1,150	1,672
Investment securities held-to-maturity	1,268	1,108	—
Loans held-for-sale	2,576	2,408	1,244
Loans with government guarantees	485	509	1,128
Loans held-for-investment, net
Loans held-for-investment	6,352	5,514	4,448
Less: allowance for loan losses	(187)	(197)	(297)
Total loans held-for-investment, net	6,165	5,317	4,151
Mortgage servicing rights	296	294	258
Federal Home Loan Bank stock	170	113	155
Premises and equipment, net	250	243	238
Net deferred tax asset	362	372	442
Other assets	641	810	416
Total assets	$13,715	$12,519	$9,840
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$1,574	$1,749	$1,209
Interest-bearing	6,361	6,388	5,860
Total deposits	7,935	8,137	7,069
Federal Home Loan Bank advances	3,541	2,024	514
Long-term debt	247	279	331
Representation and warranty reserve	40	45	53
Other liabilities	423	530	500
Total liabilities	12,186	11,015	8,467
Stockholders' Equity
Preferred stock	267	267	267
Common stock	1	1	1
Additional paid in capital	1,486	1,484	1,482
Accumulated other comprehensive income	2	12	8
Accumulated deficit	(227)	(260)	(385)
Total stockholders' equity	1,529	1,504	1,373
Total liabilities and stockholders' equity	$13,715	$12,519	$9,840

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Fourth Quarter 2015 Compared to:
	Three Months Ended					Third Quarter 2015		Fourth Quarter 2014
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	Amount	Percent	Amount	Percent

Interest Income
Total interest income	$95	$91	$90	$79	$72	$4	4%	$23	32%
Total interest expense	19	18	17	14	11	1	6%	8	73%
Net interest income	76	73	73	65	61	3	4%	15	25%
(Benefit) provision for loan losses	(1)	(1)	(13)	(4)	5	—	—%	(6)	N/M
Net interest income after provision for loan losses	77	74	86	69	56	3	4%	21	38%
Noninterest Income
Net gain on loan sales	46	68	83	91	53	(22)	(32)%	(7)	(13)%
Loan fees and charges	14	17	19	17	17	(3)	(18)%	(3)	(18)%
Deposit fees and charges	6	7	6	6	6	(1)	(14)%	—	—%
Loan administration income	7	8	7	4	5	(1)	(13)%	2	40%
Net return (loss) on the mortgage servicing asset	9	12	9	(2)	2	(3)	(25)%	7	N/M
Net gain (loss) on sale of assets	—	1	(2)	—	2	(1)	(100)%	(2)	(100)%
Representation and warranty benefit	6	6	5	2	6	—	—%	—	—%
Other noninterest income (loss)	9	9	(1)	1	7	—	—%	2	29%
Total noninterest income	97	128	126	119	98	(31)	(24)%	(1)	(1)%
Noninterest Expense
Compensation and benefits	59	58	59	61	59	1	2%	—	—%
Commissions	8	10	11	10	9	(2)	(20)%	(1)	(11)%
Occupancy and equipment	21	20	20	20	20	1	5%	1	5%
Asset resolution	2	—	5	8	13	2	N/M	(11)	(85)%
Federal insurance premiums	5	6	6	6	5	(1)	(17)%	—	—%
Loan processing expense	12	14	14	12	11	(2)	(14)%	1	9%
Legal and professional expense	9	10	8	9	11	(1)	(10)%	(2)	(18)%
Other noninterest expense	13	13	15	12	11	—	—%	2	18%
Total noninterest expense	129	131	138	138	139	(2)	(2)%	(10)	(7)%
Income before income taxes	45	71	74	50	15	(26)	(37)%	30	N/M
Provision for income taxes	12	24	28	18	4	(12)	(50)%	8	N/M
Net income	$33	$47	$46	$32	$11	$(14)	(30)%	$22	N/M
Income per share
Basic	$0.45	$0.70	$0.69	$0.43	$0.07	$(0.25)	(36)%	$0.38	N/M
Diluted	$0.44	$0.69	$0.68	$0.43	$0.07	$(0.25)	(36)%	$0.37	N/M
N/M - Not meaningful

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data)

	Year Ended		Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
	December 31, 2015	December 31, 2014	Amount	Percent
	(Unaudited)
Total interest income	$355	$286	$69	24%
Total interest expense	68	39	29	74%
Net interest income	287	247	40	16%
(Benefit) provision for loan losses	(19)	132	(151)	N/M
Net interest income after provision for loan losses	306	115	191	N/M
Noninterest Income
Net gain on loan sales	288	206	82	40%
Loan fees and charges	67	73	(6)	(8)%
Deposit fees and charges	25	22	3	14%
Loan administration income	26	24	2	8%
Net return on the mortgage servicing asset	28	24	4	17%
Net (loss) gain on sale of assets	(1)	12	(13)	N/M
Representation and warranty benefit (provision)	19	(10)	29	N/M
Other noninterest income	18	10	8	80%
Total noninterest income	470	361	109	30%
Noninterest Expense
Compensation and benefits	237	233	4	2%
Commissions	39	35	4	11%
Occupancy and equipment	81	80	1	1%
Asset resolution	15	57	(42)	(74)%
Federal insurance premiums	23	23	—	—%
Loan processing expense	52	37	15	41%
Legal and professional expense	36	51	(15)	(29)%
Other noninterest expense	53	63	(10)	(16)%
Total noninterest expense	536	579	(43)	(7)%
Income (loss) before income taxes	240	(103)	343	N/M
Provision (benefit) for income taxes	82	(34)	116	N/M
Net income (loss)	158	(69)	227	N/M
Preferred stock accretion	—	(1)	1	(100)%
Net income (loss)	$158	$(70)	$228	N/M
Income (loss) per share
Basic	$2.27	$(1.72)	$3.99	N/M
Diluted	$2.24	$(1.72)	$3.96	N/M
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Mortgage loans originated (1)	$5,824	$7,876	$6,603	$29,402	$24,608
Mortgage loans sold and securitized	$5,164	$7,318	$6,831	$26,306	$24,407
Interest rate spread (2)	2.54%	2.56%	2.67%	2.58%	2.80%
Net interest margin	2.69%	2.75%	2.80%	2.74%	2.91%
Average common shares outstanding	56,449,596	56,436,026	56,310,858	56,426,977	56,246,528
Average fully diluted shares outstanding	57,502,017	57,207,503	56,792,751	57,164,523	56,246,528
Average interest-earning assets	$11,240	$10,693	$8,725	$10,436	$8,440
Average interest-paying liabilities	$9,078	$8,354	$6,918	$8,305	$6,780
Average stockholders' equity	$1,547	$1,510	$1,395	$1,486	$1,406
Return (loss) on average assets	1.03%	1.52%	0.44%	1.32%	(0.71)%
Return (loss) on average equity	8.56%	12.41%	3.18%	10.63%	(4.97)%
Efficiency ratio	75.15%	65.00%	87.20%	70.89%	95.40%
Equity-to-assets ratio (average for the period)	12.07%	12.27%	13.74%	12.43%	14.22%
Charge-offs to average LHFI (3)	0.62%	1.84%	0.91%	1.85%	1.07%

	December 31, 2015	September 30, 2015	December 31, 2014
Book value per common share	$22.33	$21.91	$19.64
Number of common shares outstanding	56,483,258	56,436,026	56,332,307
Mortgage loans subserviced for others	$40,244	$42,282	$46,724
Mortgage loans serviced for others	$26,145	$26,306	$25,427
Weighted average service fee (basis points)	27.7	28.3	27.2
Capitalized value of mortgage servicing rights	1.13%	1.12%	1.01%
Mortgage servicing rights to Tier 1 capital	20.63%	21.12%	21.80%
Ratio of allowance for loan losses to LHFI (3)	3.00%	3.66%	7.01%
Ratio of nonperforming assets to total assets	0.61%	0.64%	1.41%
Equity-to-assets ratio	11.14%	12.01%	13.95%
Common equity-to-assets ratio	9.20%	9.88%	11.24%
Number of bank branches	99	99	107
Number of FTE employees	2,713	2,677	2,739

(1)	Includes residential first mortgage and second mortgage loans.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(3)	Excludes loans carried under the fair value option.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss)	$33	$47	$11	$158	$(69)
Less: preferred stock accretion	—	—	—	—	(1)
Net income (loss) from continuing operations	33	47	11	158	(70)
Deferred cumulative preferred stock dividends	(8)	(8)	(7)	(30)	(26)
Net income (loss) applicable to Common Stockholders	$25	$39	$4	$128	$(96)
Weighted Average Shares
Weighted average common shares outstanding	56,449,596	56,436,026	56,310,858	56,426,977	56,246,528
Effect of dilutive securities
Warrants	348,939	339,478	248,202	305,484	—
Stock-based awards	703,482	431,999	233,691	432,062	—
Weighted average diluted common shares	57,502,017	57,207,503	56,792,751	57,164,523	56,246,528
Earnings (loss) per common share
Net income (loss) applicable to Common Stockholders	$0.45	$0.70	$0.07	$2.27	$(1.72)
Effect of dilutive securities
Warrants	—	—	—	(0.01)	—
Stock-based awards	(0.01)	(0.01)	—	(0.02)	—
Diluted earnings (loss) per share	$0.44	$0.69	$0.07	$2.24	$(1.72)

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$2,484	$24	3.88%	$2,200	$22	3.94%	$1,687	$18	4.20%
Loans with government guarantees	496	4	2.84%	547	5	3.37%	1,141	6	1.96%
Loans held-for-investment
Consumer loans (1)	3,423	30	3.52%	3,367	30	3.67%	2,510	23	3.81%
Commercial loans (1)	2,219	21	3.77%	2,045	20	3.80%	1,521	14	3.62%
Total loans held-for-investment	5,642	51	3.62%	5,412	50	3.72%	4,031	37	3.74%
Investment securities	2,441	16	2.55%	2,313	14	2.50%	1,621	11	2.66%
Interest-earning deposits	177	—	0.49%	221	—	0.53%	245	—	0.23%
Total interest-earning assets	11,240	$95	3.36%	10,693	$91	3.42%	8,725	$72	3.30%
Other assets	1,585			1,612			1,429
Total assets	$12,825			$12,305			$10,154
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$431	$—	0.13%	$429	$—	0.14%	$421	$—	0.14%
Savings deposits	3,725	8	0.84%	3,732	8	0.84%	3,394	6	0.68%
Money market deposits	272	—	0.39%	262	—	0.33%	257	—	0.22%
Certificates of deposit	813	2	0.88%	785	2	0.80%	837	1	0.68%
Total retail deposits	5,241	10	0.76%	5,208	10	0.75%	4,909	7	0.61%
Government deposits
Demand deposits	304	—	0.40%	286	—	0.39%	230	—	0.39%
Savings deposits	401	1	0.52%	445	1	0.52%	386	1	0.52%
Certificates of deposit	410	1	0.45%	335	—	0.40%	373	—	0.36%
Total government deposits	1,115	2	0.46%	1,066	1	0.45%	989	1	0.43%
Total interest-bearing deposits	6,356	12	0.71%	6,274	11	0.70%	5,898	8	0.58%
Federal Home Loan Bank advances	2,445	5	0.92%	1,795	5	1.17%	773	1	0.24%
Other	277	2	2.66%	285	2	2.51%	247	2	2.84%
Total interest-bearing liabilities	9,078	19	0.83%	8,354	18	0.86%	6,918	11	0.62%
Noninterest-bearing deposits (2)	1,776			1,986			1,247
Other liabilities	424			455			594
Stockholders' equity	1,547			1,510			1,395
Total liabilities and stockholder's equity	$12,825			$12,305			$10,154
Net interest-earning assets	$2,162			$2,339			$1,807
Net interest income		$76			$73			$61
Interest rate spread (3)			2.54%			2.56%			2.67%
Net interest margin (4)			2.69%			2.75%			2.80%
Ratio of average interest-earning assets to interest-bearing liabilities			123.8%			128.0%			126.1%
Total average deposits	$8,132			$8,260			$7,146

(1)
Consumer loans include: residential first mortgage, second mortgage, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and warehouse lending loans.

(2)	Includes company-controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Year Ended
	December 31, 2015			December 31, 2014
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate

Interest-Earning Assets
Loans held-for-sale	$2,188	$85	3.90%	$1,534	$65	4.24%
Loans with government guarantees	633	18	2.86%	1,216	29	2.39%
Loans held-for-investment
Consumer loans (1)	3,083	114	3.68%	2,681	103	3.85%
Commercial loans (1)	1,993	78	3.88%	1,294	49	3.70%
Total loans held-for-investment	5,076	192	3.76%	3,975	152	3.80%
Investment securities	2,305	59	2.55%	1,496	39	2.61%
Interest-earning deposits	234	1	0.50%	219	1	0.25%
Total interest-earning assets	10,436	$355	3.39%	8,440	$286	3.38%
Other assets	1,520			1,446
Total assets	$11,956			$9,886
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$429	$1	0.14%	$422	$1	0.14%
Savings deposits	3,693	30	0.82%	3,139	18	0.61%
Money market deposits	258	1	0.31%	266	1	0.20%
Certificates of deposit	787	6	0.77%	915	6	0.73%
Total retail deposits	5,167	38	0.73%	4,742	26	0.57%
Government deposits
Demand deposits	257	1	0.39%	182	1	0.38%
Savings deposits	405	2	0.52%	320	2	0.51%
Certificates of deposit	358	1	0.39%	349	1	0.33%
Total government deposits	1,020	4	0.44%	851	4	0.41%
Total interest-bearing deposits	6,187	42	0.68%	5,593	30	0.54%
Federal Home Loan Bank advances	1,811	19	1.00%	939	2	0.23%
Other	307	7	2.42%	248	7	2.72%
Total interest-bearing liabilities	8,305	68	0.82%	6,780	39	0.58%
Noninterest-bearing deposits (2)	1,690			1,141
Other liabilities	475			559
Stockholders' equity	1,486			1,406
Total liabilities and stockholder's equity	$11,956			$9,886
Net interest-earning assets	$2,131			$1,660
Net interest income		$287			$247
Interest rate spread (3)			2.58%			2.80%
Net interest margin (4)			2.74%			2.91%
Ratio of average interest-earning assets to interest-bearing liabilities			125.7%			124.5%
Total average deposits	$7,877			$6,734

(1)
Consumer loans include: residential first mortgage, second mortgage, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and warehouse lending loans.

(2)	Includes company-controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Gain on Loan Sales
(Dollars in millions)
(Unaudited)

	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(Dollars in millions)
Net gain on loan sales	$46	$68	$83	$91	$53
Mortgage rate lock commitments (gross)	$6,258	$8,025	$8,400	$9,035	$7,605
Loans sold and securitized	$5,164	$7,318	$7,571	$6,254	$6,831
Mortgage rate lock commitments (fallout-adjusted) (1)	$5,027	$6,495	$6,804	$7,185	$6,156
Net margin on mortgage rate lock commitments (fallout-adjusted) (1)	0.92%	1.05%	1.21%	1.27%	0.87%

	Year Ended
	December 31, 2015	December 31, 2014
	(Dollars in millions)
Net gain on loan sales	$288	$206
Mortgage rate lock commitments (gross)	$31,718	$29,546
Loans sold and securitized	$26,306	$24,407
Mortgage rate lock commitments (fallout-adjusted) (1)	$25,512	$24,007
Net margin on mortgage rate lock commitments (fallout-adjusted) (1)	1.13%	0.86%

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout-adjusted mortgage rate lock commitments.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,435	11.51%	$1,393	11.65%	$1,309	11.47%	$1,257	12.02%	$1,184	12.59%
Total adjusted tangible asset base	$12,474		$11,957		$11,406		$10,453		$9,403
Tier 1 common equity (to risk weighted assets) (1)	$1,065	14.09%	$1,024	14.93%	$954	14.56%	$909	15.38%	N/A	N/A
Tier 1 capital (to risk weighted assets) (1)	$1,435	18.98%	$1,393	20.32%	$1,309	19.97%	$1,257	21.26%	$1,184	22.81%
Total capital (to risk weighted assets)	$1,534	20.28%	$1,483	21.64%	$1,396	21.30%	$1,336	22.61%	$1,252	24.12%
Risk weighted asset base	$7,561		$6,857		$6,553		$5,909		$5,190

(1)
On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior.

N/A - Not applicable.

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,472	11.79%	$1,426	11.91%	$1,337	11.70%	$1,278	12.21%	$1,167	12.43%
Total adjusted tangible asset base	$12,491		$11,975		$11,424		$10,471		$9,392
Tier 1 common equity (to risk weighted assets) (1)	$1,472	19.42%	$1,426	20.75%	$1,337	20.35%	$1,278	21.58%	N/A	N/A
Tier 1 capital (to risk weighted assets) (1)	$1,472	19.42%	$1,426	20.75%	$1,337	20.35%	$1,278	21.58%	$1,167	22.54%
Total capital (to risk weighted assets)	$1,570	20.71%	$1,516	22.05%	$1,423	21.66%	$1,357	22.91%	$1,235	23.85%
Risk weighted asset base	$7,582		$6,874		$6,570		$5,925		$5,179

(1)
On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior.

N/A - Not applicable.

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	December 31, 2015		September 30, 2015		December 31, 2014
Consumer loans
Mortgage (1)	$5,824	96.0%	$7,876	97.9%	$6,603	98.5%
Other consumer (2)	39	0.6%	39	0.5%	27	0.4%
Total consumer loans	5,863	96.6%	7,915	98.4%	6,630	98.9%
Commercial loans (3)	205	3.4%	131	1.6%	76	1.1%
Total loan originations	$6,068	100.0%	$8,046	100.0%	$6,706	100.0%

	Year Ended
	December 31, 2015		December 31, 2014
Mortgage (1)	$29,402	98.2%	$24,607	98.0%
Other consumer (2)	132	0.4%	93	0.4%
Total consumer loans	29,534	98.6%	24,700	98.4%
Commercial loans (3)	415	1.4%	398	1.6%
Total loan originations	$29,949	100.0%	$25,098	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate and commercial and industrial loans.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	December 31, 2015		September 30, 2015		December 31, 2014
Consumer loans
Residential first mortgage	$3,100	48.8%	$2,726	49.5%	$2,193	49.2%
Second mortgage	135	2.1%	140	2.5%	149	3.4%
HELOC	384	6.0%	405	7.3%	257	5.8%
Other	31	0.5%	32	0.6%	31	0.7%
Total consumer loans	3,650	57.5%	3,303	59.9%	2,630	59.1%
Commercial loans
Commercial real estate	814	12.8%	707	12.8%	620	13.9%
Commercial and industrial	552	8.7%	493	8.9%	429	9.7%
Warehouse lending	1,336	21.0%	1,011	18.4%	769	17.3%
Total commercial loans	2,702	42.5%	2,211	40.1%	1,818	40.9%
Total loans held-for-investment	$6,352	100.0%	$5,514	100.0%	$4,448	100.0%

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	December 31, 2015		September 30, 2015		December 31, 2014
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$6,088	30,683	$5,707	29,764	$4,521	26,268
Serviced for others	26,145	118,662	26,306	118,702	25,427	117,881
Subserviced for others (2)	40,244	211,740	42,282	220,648	46,724	238,498
Total residential loans serviced	$72,477	361,085	$74,295	369,114	$76,672	382,647

(1)
Includes loans held-for-investment (residential first mortgage, second mortgage and HELOC), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(2)	Does not include temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Beginning balance	$197	$222	$301	$297	$207
Provision (benefit) for loan losses	(1)	(1)	5	(19)	132
Charge-offs
Consumer loans
Residential first mortgage	(7)	(21)	(9)	(87)	(38)
Second mortgage	(2)	(1)	—	(4)	(3)
HELOC	(1)	(1)	(1)	(3)	(6)
Other	(1)	(1)	—	(4)	(2)
Total consumer loans	(11)	(24)	(10)	(98)	(49)
Commercial loans
Commercial real estate	—	—	—	—	(3)
Commercial and industrial	—	(3)	—	(3)	—
Total commercial loans	—	(3)	—	(3)	(3)
Total charge-offs	(11)	(27)	(10)	(101)	(52)
Recoveries
Consumer loans
Residential first mortgage	—	1	—	3	3
Second mortgage	1	1	—	2	1
Other	1	1	1	3	3
Total consumer loans	2	3	1	8	7
Commercial loans
Commercial real estate	—	—	—	2	3
Total commercial loans	—	—	—	2	3
Total recoveries	2	3	1	10	10
Charge-offs, net of recoveries	(9)	(24)	(9)	(91)	(42)
Ending balance	$187	$197	$297	$187	$297
Net charge-off ratio (annualized) (1)	0.62%	1.84%	0.91%	1.85%	1.07%
Net charge-off ratio, adjusted (annualized) (1)(2)	0.51%	0.61%	0.60%	0.45%	0.77%
Net charge-off ratio (annualized) by loan type (1)
Residential first mortgage	1.03%	2.88%	1.58%	3.34%	1.47%
Second mortgage	1.89%	1.04%	1.07%	1.72%	2.73%
HELOC and consumer	0.86%	1.35%	0.78%	1.18%	3.39%
Commercial real estate	—%	(0.03)%	(0.08)%	(0.29)%	(0.16)%
Commercial and industrial	(0.01)%	2.69%	(0.03)%	0.71%	(0.05)%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $2 million, $16 million and $3 million, related to the sale of nonperforming loans and TDRs during the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively, and $69 million and $11 million during the years ended December 31, 2015 and 2014, respectively.

Representation and Warranty Reserve
(Dollars in millions)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Balance, beginning of period	$45	$48	$57	$53	$54
Provision (release)
Charged to gain on sale for current loan sales	1	2	2	7	7
Charged to representation and warranty (benefit) provision	(6)	(6)	(6)	(19)	10
Total	(5)	(4)	(4)	(12)	17
Charge-offs, net	—	1	—	(1)	(18)
Balance, end of period	$40	$45	$53	$40	$53

Composition of Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

December 31, 2015	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$93	$22	$115
Second mortgage	5	6	11
HELOC	20	1	21
Other	2	1	3
Total consumer loans	120	30	150
Commercial loans
Commercial real estate	18	—	18
Commercial and industrial	13	—	13
Warehouse lending	6	—	6
Total commercial loans	37	—	37
Total allowance for loan losses	$157	$30	$187

September 30, 2015	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$108	$21	$129
Second mortgage	6	7	13
HELOC	22	1	23
Other	1	—	1
Total consumer loans	137	29	166
Commercial loans
Commercial real estate	13	—	13
Commercial and industrial	14	—	14
Warehouse lending	4	—	4
Total commercial loans	31	—	31
Total allowance for loan losses	$168	$29	$197

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	December 31, 2015	September 30, 2015	December 31, 2014
Nonperforming loans	$31	$37	$74
Nonperforming TDRs	7	6	29
Nonperforming TDRs at inception but performing for less than six months	28	20	17
Total nonperforming loans held-for-investment	66	63	120
Real estate and other nonperforming assets, net	17	17	19
Nonperforming assets held-for-investment, net (1)	$83	$80	$139

Ratio of nonperforming assets to total assets	0.61%	0.64%	1.41%
Ratio of nonperforming loans held-for-investment to loans held-for-investment	1.05%	1.15%	2.71%
Ratio of nonperforming assets to loans held-for-investment and repossessed assets	1.32%	1.45%	3.12%

(1)	Does not include nonperforming loans held-for-sale of $12 million, $14 million and $15 million at December 31, 2015, September 30, 2015, December 31, 2014, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Investment Loans
December 31, 2015
Consumer loans	$10	$4	$64	$78	$3,650
Commercial loans	—	—	2	2	2,702
Total loans	$10	$4	$66	$80	$6,352
September 30, 2015
Consumer loans	$13	$8	$60	$81	$3,303
Commercial loans	—	—	3	3	2,211
Total loans	$13	$8	$63	$84	$5,514
December 31, 2014
Consumer loans	$34	$10	$120	$164	$2,630
Commercial loans	—	—	—	—	1,818
Total loans	$34	$10	$120	$164	$4,448

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Nonperforming TDRs at inception but performing for less than six months	Total
December 31, 2015
Consumer loans	$101	$7	$28	$136
Commercial loans	—	—	—	—
Total TDR loans	$101	$7	$28	$136
September 30, 2015
Consumer loans	$97	$6	$20	$123
Commercial loans	—	—	—	—
Total TDR loans	$97	$6	$20	$123
December 31, 2014
Consumer loans	$361	$29	$17	$407
Commercial loans	1	—	—	1
Total TDR loans	$362	$29	$17	$408

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Nonperforming assets / Tier 1 + Allowance for Loan Losses. The ratio of nonperforming assets to Tier 1 capital and allowance for loan losses divides the total level of nonperforming assets held for investment by Tier 1 capital (to adjusted total assets), as defined by bank regulations, plus allowance for loan losses. We believe these measurements are meaningful measures of capital adequacy used by investors, regulators, management, and others to evaluate the adequacy of capital in comparison to other companies within the industry.

	December 31, 2015	September 30, 2015	December 31, 2014
Nonperforming assets / Tier 1 capital + allowance for loan losses	(Dollars in millions) (Unaudited)
Nonperforming assets	$83	$80	$139
Tier 1 capital	1,435	1,393	1,184
Allowance for loan losses	(187)	(197)	(297)
Tier 1 capital + allowance for loan losses	$1,622	$1,590	$1,481
Nonperforming assets / Tier 1 capital + allowance for loan losses	5.1%	5.0%	9.4%

Basel III (transitional) to Basel III (fully phased-in) reconciliation. On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior. When fully phased-in, Basel III will increase capital requirements through higher minimum capital levels as well as through increases in risk-weights for certain exposures. Additionally, the final Basel III rules place greater emphasis on common equity. In October 2013, the OCC and Federal Reserve released final rules detailing the U.S. implementation of Basel III and the application of the risk-based and leverage capital rules to top-tier savings and loan holding companies. We have transitioned to the Basel III framework beginning in January 2015 and are subject to a phase-in period extending through 2018. Accordingly, the calculations provided below are estimates. These measures are considered to be non-GAAP financial measures because they are not formally defined by GAAP and the Basel III implementation regulations will not be fully phased-in until January 1, 2019. The regulations are subject to change as clarifying guidance becomes available and the calculations currently include our interpretations of the requirements including informal feedback received through the regulatory process. Other entities may calculate the Basel III ratios differently from our calculations based on their interpretation of the guidelines. Since analysts and banking regulators may assess our capital adequacy using the Basel III framework, we believe that it is useful to provide investors information enabling them to assess our capital adequacy on the same basis.

December 31, 2015	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
	(Dollars in millions) (Unaudited)
Flagstar Bancorp (the Company)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III (transitional)	$1,065	$1,435	$1,435	$1,534
Increased deductions related to deferred tax assets, mortgage servicing assets and other capital components	(360)	(209)	(209)	(209)
Basel III (fully phased-in) capital (1)	$705	$1,226	$1,226	$1,325
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III assets (transitional)	$7,561	$12,474	$7,561	$7,561
Net change in assets	(60)	(224)	(60)	(60)
Basel III (fully phased-in) assets (1)	$7,501	$12,250	$7,501	$7,501
Capital ratios
Basel III (transitional)	14.09%	11.51%	18.98%	20.28%
Basel III (fully phased-in) (1)	9.40%	10.01%	16.35%	17.67%

(1)
On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.

December 31, 2015	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Bank)	(Dollars in millions) (Unaudited)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III (transitional)	$1,472	$1,472	$1,472	$1,570
Increased deductions related to deferred tax assets, mortgage servicing assets and other capital components	(160)	(160)	(160)	(159)
Basel III (fully phased-in) capital (1)	$1,312	$1,312	$1,312	$1,411
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III assets (transitional)	$7,582	$12,491	$7,582	$7,582
Net change in assets	148	(160)	148	148
Basel III (fully phased-in) assets (1)	$7,730	$12,331	$7,730	$7,730
Capital ratios
Basel III (transitional)	19.42%	11.79%	19.42%	20.71%
Basel III (fully phased-in) (1)	16.98%	10.64%	16.98%	18.25%

(1)
On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.